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                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the Caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Terayon Communication Systems, Inc. for the registration of $500,000,000 of 5% Convertible Subordinated Notes due August 1, 2007 (the "Notes") and 5,951,673 shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our reports dated January 17, 2000, with respect to the consolidated financial statements and schedule of Terayon Communication Systems, Inc. included in its Annual Report (Form 10-K/A), as amended on April 28, 2000 for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                         /s/  Ernst & Young LLP

San Jose, California
October 24, 2000